EXHIBIT 1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Nuveen New York AMT-Free Quality Municipal Income Fund, a Massachusetts business trust (the “Company”);

WHEREAS, Karpus Investment Management Profit Sharing Plan Fund B – Conservative Bond Fund and Karpus Management, Inc. (collectively, “Karpus”), Steven C. Weitz, Taylor Gettinger, and Mat Small are acting together for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2024 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2024 Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 18th day of April 2024 by the parties hereto:

1.         Each of the undersigned (collectively, the “Solicitation Parties”) agrees to the joint submission to the Company on behalf of each of them of statements with respect to the securities of the Company. Each Solicitation Party shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.        So long as this agreement is in effect, each of the undersigned shall provide written notice to BakerHostetler LLP (“Baker”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3.         Each of the undersigned agrees to act together for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Solicitation Parties to the Board at the 2024 Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.         Karpus shall have the right to pre-approve all expenses incurred in connection with the activities of the Solicitation Parties and agrees to pay directly all such pre-approved expenses. Karpus shall not unreasonably deny the approval of any expenses incurred.

5.         Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued collectively by the Solicitation Parties or any individual Solicitation Party in connection with the activities set forth in Section 3 shall be first approved by Karpus, or its representatives, which approval shall not be unreasonably withheld.

6.        The relationship of the parties hereto shall be limited to carrying on the business of the Solicitation Parties in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.         This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.         In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.         Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ by email notice to all other parties at the respective emails listed on the signature page hereto, with a copy by e-mail to Adam W. Finerman at afinerman@bakerlaw.com.

10.       Each party acknowledges that Baker shall act as counsel for both the Solicitation Parties and Karpus relating to the activities referenced in Paragraph 3 above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

KARPUS MANAGEMENT, INC.

By:	/s/ Daniel L. Lippincott
Name: Daniel L. Lippincott
Title: President and Chief Investment Officer

KARPUS INVESTMENT MANAGEMENT PROFIT SHARING PLAN FUND B-CONSERVATIVE BOND FUND

By:	/s/ Thomas Duffy
Name: Thomas Duffy
Title: Director

Karpus Email for Notice: Daniel@karpus.com

By:	/s/ Steven C. Weitz
STEVEN C. WEITZ
Email: stevenweintz@weitzschwartz.com

By:	/s/ Taylor Gettinger
TAYLOR GETTINGER
Email: taylor@caspianlp.com

By:	/s/ Mat Small
MATT SMALL
Email: matsmall@me.com